STEUBEN TRUST CORPORATION

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Check only one of the following options:

[   ] FULL DIVIDEND REINVESTMENT

I want to reinvest all cash dividends on shares now or subsequently registered in my name and account, as well as cash dividends on all shares credited to my account under the Plan.  I understand that I may also make additional cash investments of not less than $100 per payment up to a maximum amount of $5,000 per quarter. (Complete if applicable) I also wish to make an additional cash investment at this time and have, therefore, enclosed a check or money order (payable to American Stock Transfer & Trust Company) in the amount of $________________.

[   ] PARTIAL DIVIDEND REINVESTMENT

I want to reinvest cash dividends on some of the shares currently registered in my name and account, and continue to receive cash dividends on the remaining shares.  Therefore, please reinvest the cash dividends on _____ shares. (Must be a minimum of ten (10%) percent of the common stock registered in participant’s name(s) or held in plan accounts as currently required by the Internal Revenue Service.)  I understand that I may also make additional cash investments of not less than $100 per payment up to a maximum amount of $5,000 per quarter. (Complete if applicable) I also wish to make an additional cash investment at this time and have, therefore, enclosed a check or money order (payable to American Stock Transfer & Trust Company) in the amount of $________________.

[   ] ADDITIONAL CASH INVESTMENT ONLY

I wish to make additional cash investments of not less than $100 per payment up to a maximum amount of $5,000 per quarter. I have enclosed a check or money order (payable to American Stock Transfer & Trust Company) in the amount of $________________.

I understand that, regardless of which option I have selected above, dividends on all shares held in my Plan account will be reinvested.

(Please sign on other side of this card)

Share Owner Dividend Reinvestment  Return to:

and Stock Purchase Plan American Stock Transfer & Trust Company LLC

for Share Owners of Steuben Trust Corporation Attention: Dividend Reinvestment Department

 6201 15th Avenue

 Brooklyn, New York 11219

 Date: ________________________________

 Signature of all registered owners:

 _____________________________________

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